Exhibit 99.2

Golden Gallon Group

Combined Financial Statements for the

Nine Months Ended October 4, 2003 and

the Fiscal Years Ended December 28,

2002 and December 29, 2001, and

Independent Auditors’ Report

GOLDEN GALLON GROUP

TABLE OF CONTENTS

Page
INDEPENDENT AUDITORS’ REPORT	1

COMBINED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED OCTOBER 4, 2003 AND THE FISCAL YEARS ENDED DECEMBER 28, 2002 AND DECEMBER 29, 2001:

Combined Balance Sheets	2

Combined Statements of Income	3

Combined Statements of Royal Ahold Invested Equity	4

Combined Statements of Cash Flows	5

Notes to Combined Financial Statements	6-21

INDEPENDENT AUDITORS’ REPORT

Golden Gallon Group:

We have audited the accompanying combined balance sheets of Golden Gallon Group (indirect, wholly owned subsidiaries of Koninklijke Ahold N.V. (“Royal Ahold”)) (the “Company”) as of October 4, 2003, December 28, 2002 and December 29, 2001, and the related combined statements of income, Royal Ahold invested equity, and cash flows for the nine months ended October 4, 2003 and the fiscal years ended December 28, 2002 and December 29, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Golden Gallon Group as of October 4, 2003, December 28, 2002 and December 29, 2001 and the results of its operations and its cash flows for the nine months ended October 4, 2003 and the fiscal years ended December 28, 2002 and December 29, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the combined financial statements, Golden Gallon Group is, indirectly, wholly owned by Royal Ahold. The Company regularly engages in numerous transactions with, and has significant amounts receivable from, and payable to, related companies owned directly or indirectly by Royal Ahold. In particular, push-down accounting was used to record the acquisition of the Company, the financing of its operations, and investments in property and equipment have resulted in long-term debt of $121.1 million, $121.1 million and $116.8 million payable to Croesus, Inc. (a subsidiary of Royal Ahold) at October 4, 2003, December 28, 2002 and December 29, 2001, respectively. Further, Royal Ahold and its subsidiaries have numerous contracts with the Company for which the payments made or received are determined by Royal Ahold and its subsidiaries. The accompanying combined financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the financial position or the results of operations that would have resulted had these and other transactions with related parties been consummated with unrelated third parties.

As discussed in Note 1, in the nine months ended October 4, 2003, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, and in fiscal year ended December 28, 2002, the Company changed its method of accounting for goodwill and intangible assets to conform to the provisions of SFAS No. 142, Goodwill and Other Intangible Assets.

/s/    DELOITTE & TOUCHE LLP

December 3, 2003

GOLDEN GALLON GROUP

COMBINED BALANCE SHEETS

(Dollars in thousands)

	October 4, 2003	December 28, 2002	December 29, 2001
ASSETS
Current assets:
Cash and cash equivalents	$4,492	$3,860	$3,739
Receivables (net of allowance for doubtful accounts of $179 at October 4, 2003, $1,397 at December 28, 2002 and $1,400 at December 29, 2001).	3,709	5,271	3,969
Inventories (Note 2)	10,175	10,749	10,336
Prepaid expenses	222	534	236
Deferred income taxes (Note 6)	266	869	619

Total current assets	18,864	21,283	18,899

Property and equipment, net (Notes 1, 3 and 12)	123,230	128,404	132,860

Other assets:
Goodwill (Note 1 and 4)	17,707	17,707	17,707
Other intangible assets (Note 4)	26,671	26,748	26,848
Land held for investment	5,251	5,251	5,251
Environmental receivables (Note 8)	665	572	649
Other	201	231	189

Total other assets	50,495	50,509	50,644

Total assets	$192,589	$200,196	$202,403

LIABILITIES AND ROYAL AHOLD INVESTED EQUITY
Current liabilities:
Accounts payable	$11,297	$16,264	$13,132
Accrued compensation and related taxes	1,684	1,413	1,962
Other accrued taxes	3,441	1,234	1,019
Other accrued liabilities (Note 8)	2,436	1,222	2,038

Total current liabilities	18,858	20,133	18,151

Long-term liabilities:
Notes payable to affiliate (Note 5)	121,172	121,172	116,822
Environmental reserves (Note 8)	531	562	628
Deferred income taxes (Note 6)	1,646	1,708	396
Deferred revenue (Note 8)	2,823	2,936	3,070
Other liabilities (Notes 1 and 12)	1,803	—	—

Total long-term liabilities	127,975	126,378	120,916

Commitments and contingencies (Notes 7 and 8)
Royal Ahold invested equity	45,756	53,685	63,336

Total liabilities and Royal Ahold Invested Equity	$192,589	$200,196	$202,403

The accompanying notes are an integral part of these combined financial statements.

GOLDEN GALLON GROUP

COMBINED STATEMENTS OF INCOME

(Dollars in thousands)

	Nine Months Ended October 4, 2003	Fiscal Year Ended December 28, 2002	Fiscal Year Ended December 29, 2001
Revenues:
Merchandise sales	$103,658	$133,400	$126,950
Fuel sales	211,057	241,272	236,499
Commissions	2,366	2,763	3,093
Other operating revenue	1,650	2,265	2,660

Total revenues	318,731	379,700	369,202

Cost of sales:
Merchandise	72,997	93,658	89,840
Fuel	191,101	217,822	211,666

Total cost of sales	264,098	311,480	301,506

Gross profit	54,633	68,220	67,696

Operating expenses:
Operating, general and administrative expenses	30,973	39,730	39,719
Depreciation and amortization	6,561	8,942	11,974

Total operating expenses	37,534	48,672	51,693

Income from operations	17,099	19,548	16,003

Other income (expense):
Interest expense (Note 5)	(7,538)	(9,637)	(9,324)
Miscellaneous	251	86	76

Total other expense	(7,287)	(9,551)	(9,248)

Income before income taxes and cumulative effect of accounting change	9,812	9,997	6,755
Income tax expense (Note 6)	(3,450)	(3,386)	(2,996)

Income before cumulative effect of accounting change	6,362	6,611	3,759
Cumulative effect of accounting change, net of income tax benefit of $538 (Notes 1 and 12)	(806)	—	—

Net income	$5,556	$6,611	$3,759

The accompanying notes are an integral part of these combined financial statements.

GOLDEN GALLON GROUP

COMBINED STATEMENTS OF ROYAL AHOLD INVESTED EQUITY

(Dollars in thousands)

Balance at December 31, 2000	$38,941

Net income—fiscal 2001	3,759

Net transfers from Royal Ahold and affiliates—fiscal 2001	20,636

Balance at December 29, 2001	63,336

Net income—fiscal 2002	6,611

Net transfers to Royal Ahold and affiliates—fiscal 2002	(16,262)

Balance at December 28, 2002	53,685

Net income—nine months ended October 4, 2003	5,556

Net transfers to Royal Ahold and affiliates—nine months ended October 4, 2003	(13,485)

Balance at October 4, 2003	$45,756

The accompanying notes are an integral part of these combined financial statements.

GOLDEN GALLON GROUP

COMBINED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Nine Months Ended October 4, 2003	Fiscal Year Ended December 28, 2002	Fiscal Year Ended December 29, 2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,556	$6,611	$3,759
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,561	8,942	11,974
Provision for deferred income taxes	541	1,062	306
Loss (gain) on sale of property and equipment	176	70	(67)
Accretion of asset retirement obligation	76	—	—
Cumulative effect of change in accounting principle	1,344	—	—
Changes in operating assets and liabilities:
Receivables	1,561	(1,302)	1,277
Inventories	574	(413)	(1,081)
Prepaid expenses	341	(340)	(345)
Accounts payable	(4,967)	3,132	(806)
Other current liabilities and accrued expenses	3,689	(1,150)	(2,479)
Environmental receivables	(93)	77	(71)
Environmental reserves	(31)	(66)	(24)
Deferred revenue	(113)	(134)	(459)

Net cash provided by operating activities	15,215	16,489	11,984

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(1,098)	(6,076)	(14,672)
Proceeds from sale of property and equipment	—	1,620	362
Transfers of assets from Ahold affiliates	—	—	(1,142)

Net cash used in investing activities	(1,098)	(4,456)	(15,452)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) on notes payable	—	4,350	(16,536)
Net transfers from (to) Royal Ahold affiliates	(13,485)	(16,262)	20,636

Net cash provided by (used in) financing activities	(13,485)	(11,912)	4,100

NET INCREASE IN CASH AND CASH EQUIVALENTS	632	121	632
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,860	3,739	3,107

CASH AND CASH EQUIVALENTS, END OF PERIOD	$4,492	$3,860	$3,739

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid:
Interest	$7,462	$9,720	$12,527

Income taxes	$4,109	$4,357	$5,093

The accompanying notes are an integral part of these combined financial statements.

GOLDEN GALLON GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

In April 2000, BI-LO, LLC (“BI-LO”), in conjunction with Koninklijke Ahold N.V. (“Royal Ahold” or the “Ultimate Parent”, a publicly traded company in the Netherlands and the United States) and Ahold Real Properties (“ARP”, an affiliate of BI-LO), acquired the net assets of Golden Gallon, Inc. The accompanying combined financial statements of the Golden Gallon Group (the “Company”) include the following:

•	Golden Gallon Holding, LLC (a subsidiary of BI-LO) and its subsidiaries holding ownership in the principal operating assets of the Golden Gallon business, except for substantially all of the business’ real and intellectual properties;

•	A group of 161 limited liability companies, subsidiaries of ARP, holding ownership of certain real property used in the operation of the Golden Gallon business and certain real property being held for the development of future operations and investment purposes (the “Real Estate Holding Companies”); and

•	Certain intellectual property of the Golden Gallon business owned by Royal Ahold’s wholly owned subsidiary, Ahold Intellectual Properties.

All significant intercompany accounts and transactions have been eliminated in the combination.

At October 4, 2003, the Company operated 138 convenience stores located in Tennessee (90) and Georgia (48), offering a broad selection of products and services, including fuel, car care products and services, tobacco products, beer, soft drinks, self-service fast food and beverages, publications, dairy products, groceries, health and beauty aids, money orders, lottery products and other ancillary services. The Company also operates a dairy processing facility in Tennessee, supplying substantially all of its milk production to the Company’s convenience store operations and selling certain dairy products directly to third parties.

The Company regularly engages in numerous transactions with, and has significant amounts receivable from and payable to related companies owned directly or indirectly by Royal Ahold. In particular, use of push-down accounting to record the acquisition of the Company, the financing of its operations, and investments in property and equipment resulted in the Company recording long-term debt of $121.1 million, $121.1 million and $116.8 million payable to Croesus, Inc. (a subsidiary of Royal Ahold) at October 4, 2003, December 28, 2002 and December 29, 2001, respectively (see Note 5). Further, Royal Ahold and its subsidiaries have numerous contracts with the Company for which the payments made or received are determined by Royal Ahold and its subsidiaries. The accompanying combined financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the financial position or the results of operations that would have resulted had these and other transactions with related parties been consummated with unrelated third parties.

Company management has determined that, under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company operates in a single operating segment.

Accounting Period

The Company operates on a 52 or 53 week fiscal year ending on the Saturday before the Sunday closest to December 31. Each of the two fiscal years presented contains 52 weeks, with the 2002 fiscal year ending on December 28, 2002 (“fiscal 2002”) and the 2001 fiscal year ending on December 29, 2001 (“fiscal 2001”). The nine-month fiscal period ending on October 4, 2003 (“nine months ended October 4, 2003”) consisted of a 40-week period.

Cash and Cash Equivalents

For purposes of these financial statements, cash and cash equivalents include cash on hand, demand deposits and electronic fund transfers in-transit.

GOLDEN GALLON GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Inventories

Inventories are valued at the lower of cost or market net of shrinkage of approximately $42,000, $42,000 and $44,000 at October 4, 2003, December 28, 2002 and December 29, 2001, respectively. Cost is determined using the last-in, first-out (“LIFO”) method for merchandise inventories and using the first-in, first-out (“FIFO”) method for fuel inventories.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is provided primarily using the straight-line method over the estimated useful lives of the assets for financial statement purposes and accelerated methods for income tax purposes.

Estimated useful lives for financial statement purposes are as follows:

Buildings	15—30 years
Leasehold improvements	Lesser of 20 years or lease term
Equipment	5—7 years
Automobiles	5 years

Upon sale or retirement of depreciable assets, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

Real property being held for the development of future operations is classified within property as it is management’s intent to develop future operations on these sites.

Capitalized Interest

Interest costs incurred during the development and construction of new stores is capitalized until the construction is complete. Interest of approximately $100,000, $193,000 and $288,000 was capitalized in the nine months ended October 4, 2003, fiscal 2002 and fiscal 2001, respectively.

Land Held for Investment

Land held for investment purposes is held for an undetermined period of time and is recorded at the lower of cost or fair value less estimated costs to sell.

Goodwill and Other Intangible Assets

During fiscal 2001, goodwill was amortized using the straight-line method over 40 years and other intangible assets, consisting of a noncompete agreement and tradenames, were amortized using the straight-line method over 5 years and 10 years, respectively.

Effective December 30, 2001, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that intangible assets be segregated between those with indefinite useful lives and those with finite useful lives, and that amortization of those intangible assets with indefinite useful lives be ceased. Such assets are subject to an impairment test on at least an annual basis. The Company classified its goodwill and tradenames as intangible assets with indefinite useful lives and its noncompete agreement was classified as an intangible asset with a finite useful life.

See Note 4 regarding the adoption of SFAS No. 142, including the Company’s transitional impairment test.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When an evaluation is required, the projected future undiscounted cash flows are compared to the carrying value of the long-lived assets, including an allocation of intangible assets if appropriate, to determine if a write-down to fair value is required. There were no provisions for impairment in the nine months ended October 4, 2003, fiscal 2002 or fiscal 2001.

GOLDEN GALLON GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Vendor Allowances, Rebates and Other Vendor Payments

The Company receives payments from vendors for allowances, volume rebates and other supply arrangements under various programs offered by its vendors. The allowances have underlying contractual commitments or performance requirements and are recognized by the Company as they are earned. Vendor allowances are earned as inventory is purchased, over the contractual term of the allowance, as activities are completed, or as costs are incurred for the related activities for which the Company receives the allowance. The Company has recognized vendor allowances as a reduction of inventory cost or reductions of the costs incurred for specific activities, as appropriate. The amounts credited to cost of sales for vendor allowances which have been earned were $4.7 million, $12.9 million and $12.7 million in the nine months ended October 4, 2003, fiscal 2002 and fiscal 2001, respectively. When payment is received prior to fulfillment of contractual terms, amounts are recorded as deferred revenue and recognized in operating income as earned.

Capital Structure

Each of the entities in the combined financial statements are Limited Liability Companies (“LLCs”) ultimately owned by Royal Ahold. The combined equity of the Company is represented in the accompanying combined financial statements as “Royal Ahold invested equity” and represents Royal Ahold’s original investment in the Company, adjusted for the Company’s net income, and the net changes in the Company’s intercompany accounts with Royal Ahold and its affiliates who transact business with the Company.

Revenue Recognition

Revenue is recognized at point-of-sale. Discounts that the Company provides to customers are accounted for as a reduction of sales.

Income Taxes

Substantially all of the Company’s operations, except the intellectual properties, are included in the consolidated income tax returns of Ahold Americas Holdings, Inc., a subsidiary of Royal Ahold. The intellectual properties were included in Dutch (during fiscal 2001) or Swiss (during most of fiscal 2002 and the nine months ended October 4, 2003) legal entities and are included in such affiliated companies’ consolidated income tax returns. Income taxes are accounted for under the asset and liability method and are determined as if the Company were a separate taxpayer. Deferred income taxes represent the future net tax effects resulting from temporary differences between the financial statement and tax bases of assets and liabilities using the enacted tax rates in effect for the fiscal year in which the differences are expected to be settled or realized. Income taxes currently payable are credited to the intercompany account which is included as a component of Royal Ahold invested equity. Ahold Americas Holdings, Inc. and the foreign entities holding the intellectual properties are responsible for remitting income taxes payable to the appropriate taxing authorities.

Excise and Use Taxes

The Company collects and remits various federal and state excise taxes on petroleum products. Fuel sales and cost of sales included excise taxes of approximately $23.3 million, $30.6 million and $28.6 million in the nine months ended October 4, 2003, fiscal 2002 and fiscal 2001, respectively.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense was approximately $360,000, $623,000 and $578,000 in the nine months ended October 4, 2003, fiscal 2002 and fiscal 2001, respectively.

GOLDEN GALLON GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Pre-Opening Costs

Non-capital expenditures incurred in opening new stores or remodeling existing stores are expensed as incurred.

Stock-Based Compensation

Certain employees of the Company have been granted options to purchase Royal Ahold common stock under Royal Ahold’s stock-based compensation plans. The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company follows the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure.

The following table illustrates the effect on net income as if the fair value-based method provided by SFAS No. 123 had been applied for all outstanding and unvested awards in each period:

	Nine Months Ended October 4, 2003	Fiscal 2002	Fiscal 2001
Net income, as reported	$5,556	$6,611	$3,759
Deduct—Total stock-based compensation determined under fair value method for all awards, net of tax	123	111	69

Pro forma net income	$5,433	$6,500	$3,690

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for option grants in the nine months ended October 4, 2003, fiscal 2002 and fiscal 2001:

	Nine Months Ended October 4, 2003	Fiscal 2002	Fiscal 2001
Weighted-average grant date fair value	$10.08	$8.71	$14.96
Weighted-average expected lives (years)	7.6	6.7	6.7
Risk-free interest rate	1.5%	2.4%	6.2%
Expected volatility	61.0%	24.0%	33.0%
Dividend yield	—	—	—

Due to the factors (assumptions) described above, the above pro forma disclosures are not necessarily representative of pro forma effects on reported net income for future years.

Environmental Costs

Environmental reserves reflected in the combined financial statements are based on internal and external estimates of the costs to remediate sites containing underground storage tanks. Factors considered in the estimates of the reserve are the expected cost to remediate each contaminated site and the estimated length of time to remediate each site. Annual fees for tank registration and environmental compliance testing are expensed as incurred.

Expenditures for upgrading tank systems including corrosion protection, installation of leak detectors and overfill/spill devices are capitalized and depreciated over the remaining useful life of the asset or the respective lease term, whichever is less.

Amounts which are probable of reimbursement under state trust fund programs or third-party insurers, based on the Company’s experience, are recognized as receivables. Such amounts are expected to be collected within a period of twelve to eighteen months after the reimbursement claim is submitted. These receivables exclude all deductibles and an estimate for uncollectible reimbursements. The Company’s reimbursement experience exceeds a 70% collection rate. The adequacy of the liability and uncollectible receivable reserve is evaluated quarterly and adjustments are made based on updated experience at existing sites, newly identified sites and changes in governmental policy.

GOLDEN GALLON GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Prior to the adoption of SFAS No. 143, Accounting for Asset Retirement Obligations, on December 29, 2002, the costs to remove tanks at active locations were expensed as incurred. See Note 12 regarding the adoption of SFAS No. 143 and accounting for tank removal costs subsequent to the adoption of the new standard.

Fair Value of Financial Instruments

The Company’s financial instruments include cash equivalents, receivables, payables, and debt. Except as described below, the estimated fair value of such financial instruments at October 4, 2003, December 28, 2002 and December 29, 2001 approximate their carrying value as reflected in the combined balance sheets. The fair value of the Company’s debt has been estimated based on the current rates offered to the Company for debt of the same remaining maturities. The estimated fair value of the Company’s debt at October 4, 2003, December 28, 2002 and December 29, 2001 was $161.3 million, $162.9 million and $149.6 million, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates in these combined financial statements include: liabilities for environmental costs and amounts due from state trust funds and the Company’s insurance carrier (a related party) for such costs; liabilities for workers’ compensation, general liability and medical claims (as discussed in Note 10, the Company participates in insurance programs administered by a related party), reserves for uncollectible receivables, principally amounts due from vendors under various promotional programs; reserves for inventory shrinkage and impaired store assets; and estimates of fair value used in the impairment assessment for intangible assets. Actual results could differ from these estimates.

Recently Adopted Accounting Standards

Effective December 30, 2001, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, which addresses financial accounting and reporting for acquired goodwill and other intangible assets. SFAS No. 142 eliminated amortization of goodwill and other intangible assets that are determined to have an indefinite useful life and instead requires an impairment only approach. See further discussion under Note 4, Goodwill and Other Intangible Assets, regarding the Company’s adoption of SFAS No. 142.

Effective December 30, 2001, the Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement supersedes SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-Lived Assets to Be Disposed Of, and Accounting Principles Board No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and how the results of a discontinued operation are to be measured and presented. The adoption of SFAS No. 144 did not have a material impact on the Company’s results of operations or financial condition.

Effective December 30, 2001, the Company adopted SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of SFAS No. 123, Accounting for Stock-Based Compensation. This statement was issued to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company did not voluntarily change to the fair value-based method of accounting for stock-based compensation and therefore, the adoption of SFAS No. 148 did not impact the Company’s results of operations or financial condition.

GOLDEN GALLON GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Effective December 29, 2002, the Company adopted SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 requires the Company to recognize an estimated liability associated with the removal of the Company’s underground storage tanks. See Note 12 regarding the Company’s adoption of SFAS No. 143.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on the Company’s results of operations and financial condition.

The Emerging Issues Task Force (“EITF”) issued No. 02-16, Accounting by a Reseller for Cash Consideration Received from a Vendor, effective in fiscal 2003. EITF 02-16 requires that certain cash consideration received by a customer from a vendor be presumed to be a reduction of the prices of the vendors products or services and should, therefore, be characterized as a reduction of cost of sales when recognized in the customer’s income statement. However, that presumption is overcome if certain criteria are met. If the presumption is overcome, the consideration would be presented as revenue if it represents a payment for goods or services provided by the reseller to the vendor or as an offset to an expense if it represents a reimbursement of a cost incurred by the reseller. The adoption of EITF 02-16 did not have a material impact on the Company’s results of operations or classification of expenses.

In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements, Including Guarantees of Indebtedness of Others (“FIN 45”). FIN 45 requires an entity to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provision are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material effect on the Company’s financial position and results of operations. FIN 45 also provides guidance on disclosures to be made by the guarantor about its obligation under certain guarantees that it has issued. The disclosure requirements are effective for the Company’s financial statements as of and for the fiscal year ended December 28, 2002. The Company did not have any guarantees subject to FIN 45.

Recently Issued Accounting Standards

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). FIN 46 requires that if an entity has a controlling financial interest in a variable interest entity, the assets, liabilities and results of activities of the variable interest entity should be included in the financial statements of the entity. The adoption date of FIN 46 has recently been delayed until fiscal years ending after December 15, 2003. The Company has not completed the process of determining the effect, if any, that the adoption of FIN 46 will have on the Company’s financial position or results of operations; however, the Company does not believe that the adoption of this new standard will have any significant effect on the Company’s financial position or results of operations.

Reclassifications

Certain amounts in the prior fiscal years have been reclassified to conform to the current period presentation.

GOLDEN GALLON GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 2—INVENTORIES

At October 4, 2003, December 28, 2002 and December 29, 2001, inventories consisted of the following (in thousands):

	October 4, 2003	December 28, 2002	December 29, 2001
Inventories at FIFO cost:
Fuel	$2,503	$3,232	$2,115
Dairy plant and other	537	586	591
Merchandise	7,926	7,715	8,180
Reduction of merchandise to LIFO cost	(791)	(784)	(550)

Inventories, net	$10,175	$10,749	$10,336

NOTE 3—PROPERTY AND EQUIPMENT

At October 4, 2003, December 28, 2002 and December 29, 2001, property and equipment consisted of the following (in thousands):

	October 4, 2003	December 28, 2002	December 29, 2001
Land	$31,169	$31,169	$30,281
Land improvements	16,319	16,319	15,590
Buildings	69,314	68,744	67,110
Equipment	30,603	29,781	26,564
Leasehold improvements	277	188	91
Vehicles	1,601	1,559	1,487
Construction in progress	571	484	1,834

	149,854	148,244	142,957
Less—accumulated depreciation and amortization	(28,078)	(21,294)	(12,948)

Property and equipment used in operations, net	121,776	126,950	130,009
Real estate held for future development	1,454	1,454	2,851

Property and equipment, net	$123,230	$128,404	$132,860

Sale of Equipment and Real Property—During 2002, the Company sold the equipment of its three convenience stores in South Carolina for approximately $1.1 million, resulting in a gain of approximately $26,000. The real property for each store was leased to the purchaser for periods ranging from one to three years, expiring in November 2003, 2004, and 2005. At the end of each lease term, the real property will be sold to the purchaser at the then net carrying value. The net carrying value of the real property at October 4, 2003 is approximately $3.1 million and is included in property and equipment in the accompanying combined balance sheet. Rental income earned during the nine months ended October 4, 2003 and fiscal 2002 under these leases was approximately $226,000 and $50,000, respectively. Future rental income is as follows (in thousands):

Three months remaining in fiscal 2003	$44
Fiscal year ending:
2004	207
2005	109

Total	$360

NOTE 4—GOODWILL AND OTHER INTANGIBLE ASSETS

As discussed in Note 1, effective December 30, 2001, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that intangible assets be segregated between those with indefinite useful lives and those with finite useful lives, and that amortization of those intangible assets with indefinite useful lives be ceased. The Company classified its goodwill and tradenames as intangible assets with indefinite useful lives and its noncompete

GOLDEN GALLON GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 4—GOODWILL AND OTHER INTANGIBLE ASSETS (Cont’d)

agreement was classified as an intangible asset with a finite useful life. Accordingly, the Company’s goodwill and tradenames are no longer amortized but are reviewed at least annually for impairment. The Company’s noncompete agreement continues to be amortized on a straight-line basis over its estimated useful life of 5 years. The Company operates as a single reporting unit based on the current reporting structure and has thus assigned goodwill at the enterprise level.

The Company completed is transitional impairment test of goodwill and tradenames at December 30, 2001. The impairment test indicated an aggregate fair value in excess of the Company’s book value at December 29, 2001, and accordingly there was no transitional effect from the adoption of SFAS No. 142. Fair value was measured using comparable or pending transactions and discounted cash flow methodologies as of December 30, 2001. On an ongoing basis, the Company will perform an annual goodwill and tradenames impairment test in the last quarter of each fiscal year. Additionally, the Company will regularly analyze whether an event has occurred that would more likely than not reduce its enterprise fair value below its carrying amount and, if necessary, the Company will perform an impairment test between the annual dates. Impairment adjustments recognized after adoption, if any, will be recognized as operating expenses. The Company performed its first annual impairment test as of December 28, 2002 and determined that the recorded goodwill and tradenames were not impaired.

In accordance with SFAS No. 142, the noncompete agreement is tested for impairment only when events or changes in circumstances indicate that the carrying amount of the agreement might not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. There were no such events or circumstances and the noncompete agreement continues to be amortized on a straight-line basis over 5 years.

Other intangible assets consist of the following at October 4, 2003, December 28, 2002 and December 29, 2001 (amounts in thousands):

	October 4, 2003	December 28, 2002	December 29, 2001
Tradenames	$26,508	$26,508	$26,508
Noncompete agreement, net	163	240	340

	$26,671	$26,748	$26,848

The noncompete agreement is presented net of accumulated amortization of $337,000, $260,000 and $160,000 at October 4, 2003, December 28, 2002 and December 29, 2001, respectively. Amortization expense of the noncompete agreement was $77,000, $100,000 and $100,000 in the nine months ended October 4, 2003, fiscal 2002 and fiscal 2001. Estimated amortization expense of the noncompete agreement is $33,000 in the three months remaining in fiscal 2003, $100,000 in fiscal 2004 and $40,000 in fiscal 2005.

The following pro forma information presents a summary of combined results of operations as if the Company adopted the provisions of SFAS No. 142 at the beginning of the fiscal year for each of the periods presented (amounts in thousands):

	Nine Months Ended October 4, 2003	Fiscal 2002	Fiscal 2001
Net income	$5,556	$6,611	$3,759
Goodwill amortization	—	—	438
Tradename amortization	—	—	2,930

Pro forma net income	$5,556	$6,611	$7,127

GOLDEN GALLON GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 5—NOTES PAYABLE TO AFFILIATE

The Company has notes payable under an intercompany line of credit facility with Croesus, Inc. (“Croesus”), a subsidiary of Royal Ahold. Croesus receives funding from Royal Ahold and provides financing to all Royal Ahold affiliated companies in the U.S. The line of credit facility in which the Company participates has a maximum credit limit of $250 million ($200 million prior to March 28, 2002) and expires on June 1, 2009.

Each borrowing under the line of credit facility is represented by a note payable to Croesus with a specific maturity date, however, repayments on the notes can be made, in part or in whole, prior to maturity.

The notes payable bear interest at the one-month USD LIBOR rate plus 1.5% for the term of the note. The USD LIBOR rate plus 1.5% was approximately 2.62% at October 4, 2003, 2.88% at December 28, 2002 and 3.37% at December 29, 2001. The Company’s weighted-average interest rate on outstanding borrowings was 8.02% at October 4, 2003, 8.02% at December 28, 2002 and 8.20% at December 29, 2001.

Notes payable due to Croesus are summarized as follows at October 4, 2003, December 28, 2002 and December 29, 2001 (in thousands):

Maturity	Interest Rate	October 4, 2003	December 28, 2002	December 29, 2001
January 2, 2010	7.98%	$600	$600	$600
May 10, 2010	8.22%	59	59	59
May 17, 2010	8.14%	91	91	91
May 25, 2010	8.33%	111,003	111,003	111,430
November 30, 2010	8.28%	590	590	590
January 21, 2011	7.23%	78	78	78
March 11, 2011	6.69%	656	656	656
May 30, 2011	5.66%	353	353	353
June 17, 2011	5.35%	517	517	517
September 21, 2011	4.16%	560	560	560
October 5, 2011	4.09%	785	785	785
October 26, 2011	3.75%	1,034	1,034	1,034
December 6, 2011	3.54%	69	69	69
March 26, 2012	3.41%	2,212	2,212	—
June 30, 2012	4.83%	882	882	—
June 30, 2012	3.28%	1,683	1,683	—

TOTAL		$121,172	$121,172	$116,822

Amounts owed under the credit facility are guaranteed by Royal Ahold and certain of its other subsidiaries. In addition, the borrowings are secured by a pledge of shares of stock of Royal Ahold’s significant Dutch and American subsidiaries and intellectual property rights.

GOLDEN GALLON GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 6—INCOME TAXES

The Company, except for its intellectual properties, is included in the consolidated federal income tax return of Ahold Americas Holdings, Inc. The intellectual properties were included in Dutch (during fiscal 2001) or Swiss (during most of fiscal 2002 and the nine months ended October 4, 2003) legal entities and are included in such affiliated companies’ consolidated income tax returns. Deferred tax assets and liabilities and income tax expenses are allocated to the Company as if it filed separate income tax returns.

The components of income tax expense are summarized below (in thousands):

	Nine Months Ended October 4, 2003 (1)	Fiscal 2002	Fiscal 2001
Current:
Federal	$1,985	$1,967	$2,223
State	472	472	529
Foreign	(86)	(115)	(62)

	2,371	2,324	2,690

Deferred:
Federal	182	526	247
State	44	126	59
Foreign	315	410	—

	541	1,062	306

Total income tax expense	$2,912	$3,386	$2,996

(1)	Includes tax benefit of $538 related to the cumulative effect of accounting change in the nine months ended October 4, 2003.

As of October 4, 2003, December 28, 2002 and December 29, 2001, deferred tax assets (liabilities) are comprised of the following (in thousands):

	October 4, 2003	December 28, 2002	December 29, 2001
Deferred tax assets:
Current:
Employee benefits	$193	$303	$332
Inventory reserves	7	7	7
Bad debt reserves	66	559	280
Noncurrent:
Amortization of intangibles	3,821	3,821	4,107
Asset retirement obligation	538	—	—
Other	85	85	110

Total deferred tax assets	4,710	4,775	4,836

Deferred tax liabilities—noncurrent:
Fixed asset basis differences	(5,365)	(5,204)	(4,613)
Amortization of intangibles	(725)	(410)	—

Total deferred tax liabilities	(6,090)	(5,614)	(4,613)

Net deferred tax asset (liability)	$(1,380)	$(839)	$223

As of October 4, 2003, December 28, 2002 and December 29, 2001, net current deferred income tax assets totaled approximately $266,000, $869,000 and $619,000, respectively, and net non-current deferred income tax liabilities totaled approximately $1.65 million, $1.71 million and $396,000, respectively.

GOLDEN GALLON GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 6—INCOME TAXES (Cont’)

Reconciliations of income taxes at the federal statutory rate (35%) to actual taxes provided are as follows (in thousands):

	Nine Months Ended October 4, 2003	Fiscal 2002	Fiscal 2001
Tax expense at Federal statutory rate	$2,964	$3,499	$2,364
Tax expense at state rate, net of Federal income tax benefit	336	386	382
Foreign taxes	(388)	(499)	250

Net income tax expense	$2,912	$3,386	$2,996

NOTE 7—OPERATING LEASES

Lessee

The Company leases seven store facilities and a parcel of land under operating leases. Certain of the store leases contain renewal options generally for 5 or 10-year periods. As of October 4, 2003, the Company’s leases had remaining noncancelable terms ranging from one to seven years.

Future minimum lease payments as of October 4, 2003 for operating leases that have initial or remaining terms in excess of one year, are as follows (in thousands):

Three months remaining in fiscal 2003	$25
Fiscal year:
2004	162
2005	95
2006	41
2007	41
2008	34
Thereafter	17

Net minimum lease payments	$415

Rental expense was approximately $148,000, $153,000 and $175,000 in the nine months ended October 4, 2003, fiscal 2002 and fiscal 2001, respectively.

Lessor

The Company leases a portion of its office facility under a lease that expires in April 2005 at approximately $2,000 monthly, aggregating $6,000 in the three months remaining in fiscal 2003, $24,000 in fiscal 2004 and $7,000 in fiscal 2005.

The Company also has a placement contract with a company for automated teller machines to be located in 96 of the Company’s stores. The agreement provides the Company with a monthly placement fee of $500 per store, aggregating approximately $144,000 in the three months remaining in fiscal 2003, $576,000 per fiscal year in fiscal 2004 through 2006, and approximately $288,000 in fiscal 2007.

GOLDEN GALLON GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 8—COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is involved in certain legal actions arising in the normal course of business. In the opinion of management, based on a review of such legal proceedings, the ultimate outcome of these actions will not have a material effect on the consolidated financial statements.

Vendor Commitments

Service and supply allowances are recognized in income as earned over the life of each agreement in accordance with the specific terms. At October 4, 2003, other accrued liabilities and deferred revenue (long-term liabilities) include the unamortized liabilities associated with these payments of $785,000 and $2.8 million, respectively. At December 28, 2002, other accrued liabilities and deferred revenue (long-term liabilities) include the unamortized liabilities associated with these payments of $649,000 and $2.9 million, respectively. At December 29, 2001, other accrued liabilities and deferred revenue (long-term liabilities) include the unamortized liabilities associated with these payments of $1.2 million and $3.1 million, respectively.

Distribution Service Agreement—The Company purchases substantially all of its general merchandise from a single wholesaler, Fleming Convenience, Inc. (formerly Head Distributing Company), through June 30, 2003, and Petrey Wholesale, Inc. (“Petrey”) subsequent to June 30, 2003. The Company’s arrangement with Fleming was governed by a 3-year distribution service agreement, which expired in June 2003. The Company received annual promotional payments under the terms of Fleming’s Partner Program. In addition, the Company received volume rebates on merchandise as well as specified product placement fees. The promotional payments were amortized to cost of goods sold on a straight-line basis over the life of the agreement. Volume rebate and product placement fees were recognized as products were sold. On June 30, 2003, the Company entered into a 1-year distribution service agreement (with two 1-year renewal options) with Petrey. Under the agreement, the Company currently purchases substantially all of its general merchandise from Petrey and also receives annual product placement fees, program fund allowances and purchase rebates, which are accounted for as described above.

Major Oil Companies—The Company has product purchase agreements and brand enhancement agreements with two oil companies. The product purchase agreements have 3-year terms expiring in 2003 and 2005, and in some cases include minimum annual purchase requirements. The brand enhancement agreements also expire in 2003 and 2005. In connection with these agreements, the Company may receive upfront vendor allowances, volume incentive payments and other vendor assistance payments. These payments are recorded in income when earned in accordance with the terms of each agreement, either using the straight-line method or based on gasoline volume purchased, as appropriate. If the Company were to default under the terms of any contract or terminate the supply agreement prior to the end of the initial term, the Company must reimburse the respective oil company for the unearned, unamortized portion of the payments received to date. In addition, for certain of these contracts if the Company were to default or terminate the supply or brand enhancement agreement prior to the end of the term, the Company must reimburse the oil companies for amounts already earned (approximately $360,000 at October 4, 2003) in addition to the unearned, unamortized portion of the payments.

Other Vendor Agreements—The Company has also entered into multi-year agreements with other vendors to purchase certain food and merchandise items. These agreements provide for certain minimum purchase requirements at market prices over the life of the agreements which expire in periods from 2003 to 2006. The Company may receive upfront vendor allowances, volume incentive payments and other vendor assistance payments. These payments are recorded in income when earned in accordance with the terms of each agreement, either using the straight-line method or based on volumes of products purchased, as appropriate. If the Company were to default under the terms of certain of these contracts or terminate the supply agreements prior to the end of their term, the Company must reimburse the vendors for the unearned, unamortized portion of the payments received to date.

GOLDEN GALLON GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 8—COMMITMENTS AND CONTINGENCIES (Cont’d)

Environmental Liabilities and Contingencies

The Company is subject to various federal, state and local environmental laws and regulations governing underground petroleum storage tanks that require the Company to make certain expenditures for compliance. In particular, at the federal level, the Resource Conservation and Recovery Act of 1976, as amended, requires the Environmental Protection Agency (“EPA”) to establish a comprehensive regulatory program for the detection, prevention and cleanup of leaking underground storage tanks. Regulations enacted by the EPA in 1988 established requirements for:

•	installing underground storage tank systems;

•	upgrading underground storage tank systems;

•	taking corrective action in response to releases;

•	closing underground storage tank systems;

•	keeping appropriate records, and;

•	maintaining evidence of financial responsibility for taking corrective action and compensating third parties for bodily injury and property damage resulting from releases.

In addition to the technical standards, the Company is required by federal and state regulations to maintain evidence of financial responsibility for taking corrective action and compensating third parties in the event of a release from its underground storage tank systems. In order to comply with this requirement, the Company relies on reimbursements from the Tennessee trust fund for Tennessee projects and private commercial liability insurance, after January 2001, for Georgia projects. Prior to January 2001, the Company met its financial responsibility requirements in Georgia through its state trust fund.

Both Georgia (through January 2001) and Tennessee have established trust funds for the sharing, recovering and reimbursing of certain cleanup costs and liabilities incurred as a result of releases from underground storage tank systems. These trust funds, which essentially provide insurance coverage for the cleanup of environmental damages caused by the operation of underground storage tank systems, are funded by an underground storage tank registration fee and a tax on the wholesale purchase of motor fuels within each state. The Company has paid underground storage tank registration fees and gasoline taxes to both states (through January 2001 for Georgia) where it operates to participate in these programs and has filed claims and received reimbursements in Georgia and Tennessee. The coverage afforded under the Tennessee trust fund provides up to $1 million per site or occurrence for the cleanup of environmental contamination, plus it provides coverage for third party liabilities.

In addition to immaterial amounts to be spent by the Company, a substantial amount will be expended for remediation on behalf of the Company by state trust funds established in its operating areas or other responsible third parties (including insurers). To the extent such third parties do not pay for remediation as anticipated by the Company, it will be obligated to make such payments, which could materially adversely affect its financial condition and results of operations. Reimbursement from state trust funds will be dependent upon the maintenance and continued solvency of the various funds.

Environmental reserves of $531,000, $562,000 and $628,000 as of October 4, 2003, December 28, 2002 and December 29, 2001, respectively, represent estimates for future expenditures for remediation, tank removal and litigation associated with known contaminated sites, respectively, as a result of releases (e.g., overfills, spills and underground storage tank releases) and are based on current regulations, historical results and certain other factors. Remediation costs

GOLDEN GALLON GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

for known sites are expected to be incurred over the next one to three years. Environmental reserves have been established on an undiscounted basis with remediation costs based on internal and external estimates for each site. The undiscounted amount of future estimated payments for each of the five years and thereafter at October 4, 2003 are as follows (in thousands):

Three months remaining in fiscal 2003	$81
Fiscal year:
2004	215
2005	79
2006	156

Total	$531

The Company anticipates that it will be reimbursed for a significant portion of these expenditures from state trust funds and private insurance. As of October 4, 2003, December 28, 2002 and December 29, 2001, anticipated reimbursements of $665,000, $572,000 and $649,000, respectively, are recorded as long-term environmental receivables. For certain sites the trust fund does not cover a deductible or has a co-pay which may be less than the cost of such remediation. Although the Company is not aware of releases or contamination at other locations where it currently operates or has operated stores, any such releases or contamination could require substantial remediation expenditures, some or all of which may not be eligible for reimbursement from state trust funds.

Several of the locations identified as contaminated are being remediated by third parties who have indemnified the Company as to responsibility for clean up matters. Additionally, the Company is awaiting closure notices on several other locations which will release the Company from responsibility related to known contamination at those sites. These sites continue to be included in the Company’s environmental reserve until a final closure notice is received.

NOTE 9—BENEFIT PLANS

Ahold USA, a related-party, sponsors a 401(k) Associate Retirement Savings Plan for eligible associates. Associates must be at least twenty-one years of age with hourly associates also having worked at least 1,000 hours to be eligible to participate in the plan. Associates may contribute up to 25% (18% for highly compensated associates) of their annual compensation, and contributions are matched by the Company on the basis of 50% of the first 6% contributed. Matching contribution expense was approximately $82,000, $109,000 and $118,000 in the nine months ended October 4, 2003, fiscal 2002 and fiscal 2001, respectively.

NOTE 10—RELATED-PARTY TRANSACTIONS

The Company is indirectly a wholly owned subsidiary of Royal Ahold, which, along with its other subsidiaries, provides management and other services to the Company.

The Molly Anna Company—In the nine months ended October 4, 2003, fiscal 2002 and fiscal 2001, $329,000, $518,000 and $506,000, respectively, of insurance premium expense was recorded by the Company related to payments made to The Molly Anna Company, a captive insurance company incorporated under the state laws of Vermont and a wholly owned subsidiary of Ahold USA. The Molly Anna Company reinsures 90% of the premiums paid with another related party within Royal Ahold. The insurance coverage is for general liability, workers’ compensation and automotive and the policy year runs from December 1st through November 30th and is renewed annually. Certain of the insurance premiums are prepaid ($99,000 at October 4, 2003, $422,000 at December 28, 2002 and none at December 29, 2001). As all risks related to workers’ compensation and general liability are transferred to The Molly Anna Company, the Company has not recorded a reserve for such potential liabilities.

Management and Administrative Fees—During the nine months ended October 4, 2003 and fiscal 2002, the Company paid and expensed approximately $116,000 and $101,000, respectively, to other Ahold affiliates for certain administrative and management services. No such management or administrative fees were incurred or paid in fiscal 2001.

GOLDEN GALLON GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 11—STOCK OPTIONS AND OTHER EQUITY INSTRUMENTS

Certain employees of the Company have been granted options to purchase Royal Ahold common stock under Royal Ahold’s stock-based compensation plans. Stock options granted under Royal Ahold’s stock-based compensation plans generally expire five or ten years from the date they are granted, vest ratably over three years and become exercisable when fully vested. The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, following the fixed plan provisions of APB No. 25. Stock options are granted at prices equal to the fair market value of Royal Ahold’s common stock on the grant dates, therefore no compensation expense is recognized in connection with stock options granted to employees.

During fiscal 2001, options to acquire 23,050 shares of Royal Ahold common stock were granted to the Company’s employees with an exercise price of 34.36 Euros per share. During fiscal 2002, options to acquire 24,050 shares of Royal Ahold common stock were granted to the Company’s employees with an exercise price of 32.68 Euros per share. During the nine months ended October 4, 2003, options to acquire 24,400 shares of Royal Ahold common stock were granted to the Company’s employees with exercise prices of 11.65 Euros per share. There were no options exercised, forfeited or expired during the nine months ended October 4, 2003, fiscal 2002 or fiscal 2001.

The following table summarizes information about stock options outstanding at October 4, 2003:

Exercise Prices	Date Issued	Number Outstanding at December 28, 2002	Weighted-Average Remaining Contractual Life	Number of Options Exercisable	Weighted-Average Exercise Price
34.36 Euros	January 1, 2001	23,050	3.9 years	—	34.36 Euros
32.68 Euros	December 31, 2001	24,050	4.9 years	—	32.68 Euros
11.65 Euros	December 30, 2002	24,400	6.8 years	—	11.65 Euros

Total		71,500		—

NOTE 12 —ASSET RETIREMENT OBLIGATION

Effective December 29, 2002, the Company adopted SFAS No. 143, Accounting for Asset Retirement Obligations, and, as a result, the Company recognizes the future cost to remove an underground storage tank over the estimated useful life of the storage tank in accordance with the provisions of SFAS No. 143. A liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset is recorded at the time an underground storage tank is installed. The Company amortizes the amount added to property and equipment and recognizes accretion expense in connection with the discounted liability over the remaining life of the underground storage tanks.

The estimated liability is based on historical experience in removing these tanks, estimated tank useful lives, external estimates as to the cost to remove the tanks in the future and federal and state regulatory requirements. The liability is discounted using a credit-adjusted risk-free rate of approximately 8%. Revisions to the liability could occur due to changes in tank removal costs, tank useful lives or if federal or state regulators enact new guidance on the removal of such tanks.

Upon adoption, the Company recorded a discounted liability of approximately $1.7 million, which is included in other noncurrent liabilities, increased net property and equipment by $0.4 million and recognized a one-time cumulative effect adjustment of $0.8 million (net of deferred tax benefit of $0.5 million). The Company will amortize the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the remaining lives of the underground storage tanks. Pro forma effects on earnings from continuing operations before cumulative effect of change in accounting principle for fiscal 2002 and fiscal 2001, assuming the adoption of SFAS No. 143 as of December 31, 2000, were not material.

GOLDEN GALLON GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 13—QUARTERLY FINANCIAL DATA (Unaudited)

Summary quarterly financial data for the nine months ended October 4, 2003, fiscal 2002 and fiscal 2001 is as follows (dollars in thousands):

	Nine Months Ended October 4, 2003
	First Quarter	Second Quarter	Third Quarter	Nine Months
Total revenue	$125,817	$93,422	$99,492	$318,731
Gross profit	$20,406	$16,587	$17,640	$54,633
Income before income taxes and cumulative effect of accounting change	$2,801	$3,237	$3,774	$9,812
Net income	$1,010	$2,099	$2,447	$5,556

	Fiscal Year Ended December 28, 2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
Total revenue	$105,591	$92,757	$91,501	$89,851	$379,700
Gross profit	$19,449	$16,389	$16,092	$16,290	$68,220
Income before income taxes	$2,779	$1,745	$2,601	$2,872	$9,997
Net income	$1,838	$1,154	$1,719	$1,900	$6,611

	Fiscal Year Ended December 29, 2001
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
Total revenue	$115,650	$92,007	$86,940	$74,605	$369,202
Gross profit	$17,808	$17,638	$16,383	$15,867	$67,696
Income before income taxes	$158	$3,727	$2,480	$390	$6,755
Net income	$88	$2,074	$1,380	$217	$3,759

The Company operates the fiscal year with 13 equal periods. The first quarter of each fiscal year contains four periods while the second through the fourth quarters contain three periods each.

NOTE 14—SUBSEQUENT EVENT

On October 16, 2003, the Company sold substantially all of the Company’s assets to an unrelated third party.

* * * * * *